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                                                                  EXHIBIT 10.55



                         WELLPOINT HEALTH NETWORKS INC.

                       Senior Term Note due March 31, 1999

Series A
Sixty Two Million Dollars ($62,000,000)

     WELLPOINT HEALTH NETWORKS INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY ("MassMutual"), or registered assigns, the principal amount of Sixty Two Million Dollars ($62,000,000) on March 31, 1999, with interest (computed on the basis of the actual number of days elapsed over a 360 day year) on the unpaid balance of such principal amount at a rate per annum equal to the Interest Rate for each Interest Period, from the date hereof, payable quarterly on the last day of each calendar quarter after the date hereof, commencing on June 30, 1996, until the principal hereof shall have become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal (including any overdue prepayment of principal) and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate per annum equal to 1.00% above the rate otherwise applicable hereunder until paid, payable quarterly as aforesaid or, at the option of the holder hereof, on demand; provided that in no event shall the amount payable by the Company as interest on the Notes exceed the highest lawful rate permissible under any law applicable hereto. Payments of principal and interest on the Notes shall be made in lawful money of the United States of America by the method and at the address for such purpose specified-in Schedule I attached hereto or by such other method or at such other address as you or any subsequent holder of the Notes may designate in writing, without requiring any presentation or surrender of the Notes, except that if any Note is paid or prepaid in full it shall be promptly surrendered to the Company and canceled. This Note is one of a series of Notes (together the "Notes") issued in connection with the acquisition of Mirus Insurance Company and related businesses by the Company.

Section 1: Prepayment of Notes

Mandatory Prepayments.

          (i) the Company shall prepay the Notes to the extent that it receives Extraordinary Dividends from Mirus Insurance Company in excess of $2.6 million, using the full proceeds of such Extraordinary Dividends to make such prepayments in excess of $2.6 million ratably in proportion to the Series A and B Notes then outstanding. Such prepayments shall be due and payable 10 Business Days after any such Extraordinary Dividend is paid.

          (ii) if either (a) the Bank Agreement Committed Amount shall be reduced below $400 million, or (b) the Bank Agreement Committed Amount having been reduced below $400 million is thereafter further reduced, then the Company shall prepay a portion of the Notes equal to the Percentage Interest, such prepayment being made ratably in proportion to the Series A and B Notes then outstanding.

     (b) Optional Prepayments. At any time, or from time to time, the Company may, at its option, prepay all or any part (in an integral multiple of $250,000 and at a minimum of $1,000,000 or such lesser amount as shall then be outstanding) of the Notes. Such optional prepayments shall be made ratably in proportion to the Series A and B Notes then outstanding. In the event of any such prepayment, the Company shall
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give written notice thereof to the holders of the Notes setting forth the aggregate principal amount of and accrued interest on the Notes being prepaid.

Section 2: Representations and Warranties

The Company represents and warrants that:

     (a) The Notes have been duly authorized by the Company and, when executed and delivered, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

     (b) The execution, delivery and performance by the Company of the Notes will not violate or conflict with or constitute a default under, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Company pursuant to any term of the charter, by-laws or other organizational document of the Company or of any agreement, instrument, judgment, decree, order, law, statute, rule or regulation applicable to the Company or any of its respective properties or assets.

     (c) The Company is not bound by or subject to any charter, by-law or other organizational document, or any agreement, instrument, judgment, decree, order, law, statute, rule or regulation under the terms of or pursuant to which its obligation to pay interest or principal of the Notes, or to perform its obligations thereunder, is in any way restricted .

     (d) Neither the Company nor any agent, broker, dealer or other party authorized or employed by the Company in connection with the offering or sale of the Notes has offered the Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with, any prospective purchaser, other than MassMutual, who was offered all or a portion of the Notes at private sale for investment.

Section 3: Remedies

Each of the following shall be Events of Default under the Notes:

     (a) the Company defaults in the due and punctual payment of all or any part of the principal of the Notes when and as the same shall become due and payable, whether at the stated maturity thereof, by notice of prepayment, or otherwise;

     (b) the Company defaults in the due and punctual payment of any interest on the Notes when and as such interest shall become due and payable and such default shall have continued for a period of ten (10) days;

     (c) Priority Debt shall at any time exceed twenty-five percent (25%) of Consolidated Net Worth;

     (d) the Company fails to promptly, upon becoming aware thereof, notify the holders of the Notes of any event of default, or receipt of notice of any event which with the passage of time would become an event of default, under the Bank Agreement;

     (e) the Company fails to ensure that the claims and rights of the holders of the Notes against it under the Notes will rank at all times at least pari passu with, and shall not at any time be subordinate to, the Bank Agreement or the claims and rights of any other of its unsecured creditors, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors" rights in general;

     (f) any representation or warranty made by the Company herein shall prove to be untrue in any material respect as of the date of the issuance or making thereof;
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     (g) the Company defaults in the performance or observance of any other of the provisions contained in the Notes and such default shall have continued for a period of 30 days after the earlier of (i) the Company's obtaining actual knowledge of such default or (ii) the Company's receipt of written notice of such default;

     (h) the Company (i) defaults in the performance, observance or discharge of any provision in the Bank Agreement, if the effect of such default is to cause indebtedness under the Bank Agreement or any part thereof to become immediately due and payable or (ii) defaults in the performance, observance or discharge of any provision in the Bank Agreement, if the effect of such failure is to permit a holder or holders under the Bank Agreement to cause indebtedness under the Bank Agreement or any part thereof to become due and payable, and such default is not cured or waived within the time permitted therein for cure or waiver (including any extensions thereof);

     (i) the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for the Company or any substantial part of its assets, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and

     (j) an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for the Company or any substantial part of its assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days.

If an Event of Default specified in clauses (i) and (j) of this Section 3 shall exist, the Notes shall automatically become immediately due and payable together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

If an Event of Default other than those specified in clauses (i) and (j) shall exist, any holder or holders of Notes representing fifty percent (50%) or more of the Notes may exercise any right, power or remedy permitted to the holders by applicable law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and interest accrued on, the Notes then outstanding to be, and the Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder of the Notes the entire principal of, and interest accrued on, the Notes .

No course of dealing on the part of any holder of the Notes nor any delay or failure on the part of any holder of the Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to comply with any provision of the Notes the Company shall pay to such holder, to the extent permitted by applicable law, such further amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on the Notes or in otherwise assessing, analyzing or enforcing any rights or remedies that are or may be available to such holder.
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Section 4: Registration, Transfer and Exchange

     (a) The Notes shall be issued in registered form. The Company shall keep at its principal executive office registers in which the Company shall provide for the registration and transfer of the Notes. The name and address of each holder of the Notes shall be registered in such registers. All payments of principal and interest due hereunder shall be made solely to registered holders of the Notes on the dates fixed for such payments. The Company shall give to am institutional holder of the Notes promptly (but in any event within 10 days) following request therefor, a complete and correct copy of the names and addresses of all registered holders of the Notes. Whenever the Notes shall be surrendered for transfer or exchange, the Company, at its expense, will execute and deliver in exchange therefor a new Note or Notes (in such denominations and registered in such name or names as may be requested by the holder of the Notes), in the same aggregate unpaid principal amount as that of the Note surrendered. The Company may treat the person in whose name any Note is registered as the owner of such Note for all purposes.

     (b) Each holder of the Notes agrees by its acceptance hereof not to transfer the Notes to any person other than an institutional investor or financial institution and to promptly notify the Company in writing of any such transfer, and agrees that no partial transfer of a Note shall be in principal amount of less than Five Million Dollars ($5,000,000); each holder further agrees that the Company shall not be required to register any transfer of a Note or recognize the transferee as a holder thereof if, as a result of such transfer, the Notes would be held by more than ten (10) investors.

     (c) The Company will take, or will cause to be taken, such action as any holder of the Notes may reasonably request from time to time to facilitate any sale or disposition by any such holder of the Notes without registration under the Securities Act of 1933 (the "Act") and/or any applicable securities laws within the limitation of the exemptions provided by any rule or regulation thereunder, including, without limitation, Rule 144A under the Act; provided that nothing herein shall be construed to require registration of the offer or sale of the Notes under the Act or disclosure of any material non-public information of the Company.

Section 5: Definitions

"Bank Agreement" shall mean the facility or facilities expected to be provided under a Credit Agreement among the Company, certain financial institutions named as Banks therein, Bank of America National Trust and Savings Association, as Administrative Agent, NationsBank of Texas, N.A., as Documentation Agent, and others, whether revolving or term loans, pursuant to which the Company incurred and will incur Indebtedness utilized in the payment of a portion of the Special Dividend and for other financing purposes, together with any renewal, extension, refinancing, or replacement of all or any portion thereof.

"Bank Agreement Committed Amount" shall mean the sum of (i) all principal amounts outstanding under term loans that are included in the facilities provided by the Bank Agreement plus (ii) the principal outstanding plus the amount which lenders are committed to lend to the Company under revolving loans that are included in the facilities provided by the Bank Agreement.

"Business Day" shall mean, at any time, a day other than a Saturday, a Sunday, or a day on which banks in Los Angeles, California or New York, New York are authorized or required by applicable law (other than a general banking moratorium or holiday for a period exceeding four consecutive days) to be closed.
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"Consolidated Net Worth" shall mean, at any date, the sum of (a) the capital stock (excluding treasury stock and capital stock subscribed and unissued) and
(b) surplus (including retained earnings, additional paid-in capital and the balance of the current profit and loss account not transferred to surplus) at such date of the Company and its Restricted Subsidiaries (whether or not ordinarily consolidated in consolidated financial statements of the Company and Restricted Subsidiaries), all consolidated in accordance with GAAP, after giving appropriate effect to outside minority interests, if any, in Restricted Subsidiaries.

"Extraordinary Dividend" shall mean an extraordinary dividend paid as an "extraordinary dividend" pursuant to Section 5005(b) of the Delaware Insurance Code.

"GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

"Indebtedness" shall mean all obligations which are, at any time and without duplication,
         a.       liabilities for borrowed money;
         b.       any liabilities secured by Liens;
         c.       liabilities in respect of any capitalized lease;
         d. obligations in respect of letters of credit or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of the Company and its Subsidiaries; and
         e. guarantees of any liabilities of another person or entity constituting liabilities of a type set forth above.

"Interest Period" shall mean the period commencing on the first day of each calendar quarter and ending the last day of such calendar quarter. The first Interest Period shall commence on the date of the Notes and end on June 30, 1996.

"Interest Rate" shall mean, for the Interest Period beginning on March 31, 1996 and ending on June 30, 1996, 5.72%. For each interest Period thereafter, the Interest Rate shall equal the Company's average cost of borrowing under the Bank Agreement during such Interest Period, said Interest Rate to be determined by dividing (x) the total amount of interest, fees, and other remuneration, excluding (i) facility fees, administration fees and similar fees payable solely be reason of the availability of the credit facility under the Bank Agreement, but only to the extent such fees are not in excess of the fees charged pursuant to the Summary of Terms and Conditions dated March 15, 1996, setting forth the terms of the Bank Agreement and (ii) amounts paid to reimburse attorneys' fees and costs incurred to third parties in connection with the Bank Agreement, charged by the Banks under the Bank Agreement during such Interest Period by (y) the product of (i) the average principal amount outstanding under the Bank Agreement during such Interest Period multiplied by (ii) the number of days borrowings were outstanding-under the Bank Agreement during such interest Period over 360; provided, however, that if the Bank Agreement has not closed by June 30, 1996, the Interest Rate for any subsequent Interest Period until the first Interest Period during which the Bank Agreement has closed shall be equal to the LIBOR Rate for such Interest Period plus 28 basis points.

"LIBOR Rate" shall mean, for any Interest Period, the per annum rate of interest reported on Page 3750 of the Telerate Screen as the three-month London Interbank Offered Rate (LIBOR) for the first Business Day of the then current Interest Period; provided that if at least two such offered rates appear on said Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates will be the rate used.

"Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a person or entity other than the owner of the property, whether such interest is
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based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, but excluding any landlord's, workman's or similar statutory lien.

"Percentage Interest" shall mean the amount obtained by multiplying (i) the outstanding principal balance on the Notes by (ii) a ratio the numerator of which is the Reduction Amount with respect to the Bank Agreement Committed Amount that results in a mandatory prepayment pursuant to Section I(a)(ii) and the denominator of which is the Bank Agreement Committed Amount existing immediately before such reduction (but not more than $400 million) .

"Priority Debt" shall mean, without duplication, the sum of (i) the aggregate amount of all outstanding Indebtedness of Restricted Subsidiaries plus (ii) the aggregate amount of all outstanding Indebtedness of the Company secured by Liens.

"Reduction Amount, shall mean (i) in the case of a reduction of the Bank Agreement Committed Amount that first causes the Bank Agreement Committed Amount to be reduced below $400 million, the amount by which the Bank Agreement Committed Amount is reduced below $400 million, and (ii) thereafter the amount of a reduction of the Bank agreement Committed Amount below the amount existing immediately before such reduction.

"Restricted Subsidiary" means any Subsidiary other than: (i) a Subsidiary formed specifically for the purpose of providing financing to the Company or its customers or other similar operations, but only if neither the Company nor any Restricted Subsidiary shall be liable, as guarantor or otherwise, on the Indebtedness of such Subsidiary; and (ii) a Subsidiary formed or acquired after the date hereof for the purpose of acquiring the business or assets of another Person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary.

"Special Dividend" shall mean that certain dividend which the Company issued to the holders of its Common Stock pursuant to the terms of the Recapitalization Agreement dated March 31, 1995 by and among the Company, Blue Cross of California, a California nonprofit public benefit corporation, Western Health Partnerships, a California nonprofit public benefit corporation, and the Western Foundation for Health Improvement, a California nonprofit public benefit corporation, as the same may be amended.

"Subsidiary" shall mean any corporation, trust or association of which more than 50% (by number of votes) of the Voting Stock at the time outstanding shall be owned, directly or indirectly, by the Company or by any other corporation, association or trust which is itself a Subsidiary within the meaning of this definition, or collectively by the Company and any one or more such Subsidiaries

"Voting Stock" shall mean securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

Section 6: Notices

The Company's address for all communications related to the Notes shall be as follows:

         WellPoint Health Networks Inc.
         21555 Oxnard Street
         Woodland Hills, CA 91367
         Attn: Thomas Geiser
         General Counsel
         Fax: (818) 703-4406

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The holder's address for all communications related to the Notes the method and at the address for such purpose specified in Schedule I attached hereto or otherwise as such holder or any subsequent holder of the Notes may designate in writing.

Section 7: Successors and Assigns

The Notes shall inure to the benefit of and be binding upon the successors and assigns of the holder and the Company. The provisions hereof are intended to be for the benefit of all holders, from time to time, of the Notes, and shall be enforceable by am such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by the holder or any successor or assign.

Section 8: Payments due on Non-Business Days

If any payment due on the Notes shall fall on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided, that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly.

Section 9: Governing Law

The Notes shall be construed in accordance with and governed by the domestic substantive laws of California without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

                                WELLPOINT HEALTH NETWORKS INC.




                                By: Howard Phanstiel
                                Its: Executive Vice President,
                                     Finance

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                                   SCHEDULE I


Name and Address of Purchaser                            Principal Amount of
MASSACHUSETTS MUTUAL LIFE                                Notes to be Purchased
INSURANCE COMPANY                                        $62,000,0001 (Series A)
1295 State Street                                        $[       ] (Series B)
Springfield, MA 01111
Attn: Securities Investment Division

Payments

All payments on account of the Note
shall be made by crediting in the form
of bank wire transfer of Federal or
other immediately available funds
(identifying each payment as WellPoint
Health Networks Inc., Series A Buyer
Note, interest and principal) to:

Citibank, N.A.
111 Wall Street
New York, NY 10043
ABA No. 021000089
For MassMutual Corporate Investment
Account No. 4065-5458
Re: Description of security, principal and interest split

With telephone advice of payment to the
Securities Custody and Collection
Department of Massachusetts Mutual Life
Insurance Company at (413) 744-3878

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments and corporate actions to be addressed to:

Attention:     Securities Custody and
               Collection Department
               F 381

Tax Identification No. 04-1590850